Exhibit 99.04
Southern Company
EPS Earnings Analysis
Year-to-Date December 2009

Cents	Description

(0.19)	Retail Sales

0.11	Retail Revenue Impacts

(0.02)	Weather

0.15	Non-Fuel O&M

(0.05)	Depreciation & Amortization

0.04	Other Income & Deductions

(0.05)	Interest Expense

(0.02)	Taxes Other Than Income Taxes

$(0.03)	Total Traditional Operating Companies

0.01	Southern Power

0.03	Parent and Other

(0.06)	Increase in Shares

$(0.05)	Total Change in YTD EPS (x-Items)

(0.25)	MCAR Settlement

0.11	Leveraged Lease Adjustments (2008)

$(0.19)	Total Change in YTD EPS (As Reported)

Notes

-      The charges related to Southern Company's tax treatment of investments in leveraged leases significantly impacted the presentation of earnings and earnings per share for the three months and twelve months ended December 31, 2008, and such charges are not expected to occur on a regular basis.

-      The charge related to Southern Company's MC Asset Recovery litigation settlement significantly impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2009, and significant charges related to the Mirant spin-off are not expected to occur in the future.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-K.